Exhibit 2.7

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised pursuant to the Financial Services and Markets Act 2000 or from an appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

The distribution of this document in jurisdictions other than the United Kingdom may be restricted by the laws of those jurisdictions and therefore persons into whose possession this document comes should inform themselves about and observe any such restrictions.  Failure to comply with any such restrictions may constitute a violation of the securities laws of any such jurisdiction.

lastminute.com plc

Registered in England Number 3852152

Registered Office: 39 Victoria Street, London SW1H 0EE

8 June 2005

To holders of options granted under the 1998 Unapproved Executive Share Option Scheme and the 1999 Unapproved Executive Share Option Scheme (the “1998/1999 Schemes”)

No dealing costs will apply if you use the enclosed Form of Exercise to exercise your options as a result of the Scheme of Arrangement

Dear Colleague

Recommended Acquisition of lastminute.com plc (“lastminute.com”) by Travelocity Europe Limited (“Travelocity Europe”), a wholly owned subsidiary of Sabre, Inc.

I am very pleased to write to you with details of how the proposed acquisition of lastminute.com by Travelocity Europe, which was announced on 12 May 2005, will affect your option(s) granted under the 1998/1999 Schemes.  Full details of the proposed acquisition are set out in the Scheme of Arrangement document (the “Scheme Document”) which was sent to lastminute.com Shareholders, and which is also being sent to you for your information.

The purpose of this letter is to explain the impact that the proposed acquisition would have on your option(s) and to enclose a form of exercise (the “Form of Exercise”) which you can use to exercise these.

A separate letter will be sent to you if you hold other option(s) under other lastminute.com share schemes.

Scheme of Arrangement

The proposed acquisition is to be effected under a Scheme of Arrangement which is being put to lastminute.com Shareholders for approval on 29 June 2005 and to the Court for approval on or about 19 July 2005.  You should note that all the dates stated in this letter are subject to change. Assuming the Scheme of Arrangement is approved, all lastminute.com Shares will be automatically cancelled and the holders of lastminute.com Shares will receive a cash payment on the following basis:

for each lastminute.com Share         165 pence in cash

Further details on the Scheme of Arrangement are set out in the Scheme Document.

Effect on your Option(s)

Your options are currently exercisable by virtue of having been held for three years and will remain so following the Scheme of Arrangement.

The Scheme of Arrangement does not directly affect your option(s).  However, pursuant to amendments to be made to the Articles of Association of lastminute.com as part of the Scheme of Arrangement, whenever you exercise your option(s), any lastminute.com Shares issued to you will be automatically acquired by Travelocity Europe for a cash payment of 165 pence for each lastminute.com Share acquired.

If you wish to exercise your option(s) now, subject to the Scheme of Arrangement being approved by the Court, then you must complete the Form of Exercise.  If you use the enclosed Form of Exercise to exercise your option(s), you will not be required to use your own money to fund the purchase of the shares at the option exercise price.  Instead, the option exercise price will be deducted from the 165 pence you will receive for each lastminute.com Share and you will receive the net amount.

Your completed Form of Exercise will only have effect if the Scheme of Arrangement is approved by lastminute.com Shareholders on or about 29 June 2005 and by the Court on or about 19 July 2005. If these dates are substantially altered, you will be contacted again.

You should note that if you do not use the enclosed Form of Exercise but choose to exercise your option(s) at a later date before it lapses at its normal lapse date you will have to fund the exercise price out of your own money and you will still only receive 165 pence per lastminute.com Share.  There is no additional benefit in delaying an exercise of options to the future.

How to Exercise your Option(s)

To exercise your option(s) conditional upon, and as soon as possible following, the Court’s approval of the Scheme of Arrangement, the completed Form of Exercise, must be returned to the Company Secretarial Department, lastminute.com plc, 39 Victoria Street, London SW1H 0EE (or by fax to 0870 145 9050 if you are in the UK or + 44 (0)20 7866 4050 if you are outside the UK), so as to be received no later than 3pm on Friday 8 July 2005.  If you miss this deadline you will still be able to exercise using the enclosed Form of Exercise, but you will first need to contact the Company Secretarial Department on the telephone number set out at the end of this letter.

If you complete and return a Form of Exercise to the Company Secretarial Department, you will be giving an irrevocable undertaking authorising Travelocity Europe to deduct from the amount payable to you for your lastminute.com Shares:

1.     the aggregate exercise price of your option(s) and to send this to lastminute.com; and

2.     any income tax, social security or other required withholdings and to send this to lastminute.com.

If you choose to exercise your option(s) using the Form of Exercise, exercise will take effect as soon as practicable after the Court approves the Scheme of Arrangement, which is expected to be on 19 July 2005 and you will receive a cash payment of 165p per lastminute.com Share (less the above deductions).

Taxation

A summary of the UK taxation consequences of the exercise of your option(s) and of the receipt of the cash payment is set out in the appendix to this letter.

Please note that the Company will not be able to give any advice on taxation or the tax treatment of an exercise of options due to the restrictions imposed on providing financial advice. Therefore if you are in any doubt as to your personal tax position or if you are subject to taxation in any jurisdiction other than the UK, you should consult an appropriate independent professional adviser without delay.

Action to be Taken

What action you take is a matter for you alone to decide. If you wish to exercise your option(s) and receive the cash payment of 165p per lastminute.com Share (less the option exercise price and any tax or social security due) conditional upon, and as soon as possible following, the Court’s approval of the Scheme of Arrangement, you should complete the Form of Exercise. The Form of Exercise must be received by the Company Secretarial Department, lastminute.com plc, 39 Victoria Street, London SW1H 0EE (or by fax to 0870 145 9050 if you are in the UK or + 44 (0)20 7866 4050 if you are outside the UK) as soon as possible and no later than 3.00pm on Friday 8 July 2005.  Unless the Scheme of Arrangement is delayed for any reason, it is expected that payments will be sent to home addresses by 3 August 2005.

If you are in any doubt as to what action to take, you should consult your own professional independent financial adviser authorised under the Financial Services and Markets Act 2000 (or appropriately authorised in the jurisdiction in which you reside).

Further Information

If you have any queries in relation to this letter or how to complete the Form of Exercise, you should contact the Company Secretarial Department on telephone number + 44 (0)20 7866 4455.

The lastminute.com Board, which has been so advised by Merrill Lynch and UBS, considers the proposal set out in this letter to be fair and reasonable.  In providing advice to the lastminute.com Board, Merrill Lynch and UBS have taken account of the commercial assessments of the lastminute.com Board.

Yours sincerely

/s/ Simon Watkins
Simon Watkins
Company Secretary

NOTES:

(a)

A copy of the rules of the 1998/1999 Schemes will be available for inspection at lastminute.com’s registered office at 39 Victoria Street, London, SW1H 0EE during usual business hours (or upon request to the Company Secretary).

(b)

The lastminute.com Directors accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the lastminute.com Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c)

Merrill Lynch is acting for lastminute.com in connection with the Scheme of Arrangement and for no one else and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of Merrill Lynch or for providing advice in relation to the Scheme of Arrangement, or any other matter referred to in this letter. Merrill Lynch has given and has not withdrawn its written consent to the issue of this letter and the inclusion therein of the reference to its name in the form and context in which it appears.

(d)

UBS is acting for lastminute.com in connection with the Scheme of Arrangement and for no one else and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of UBS or for providing advice in relation to the Scheme of Arrangement, or any other matter referred to in this letter. UBS has given and has not withdrawn its written consent to the issue of this letter and the inclusion therein of the reference to its name in the form and context in which it appears.

(e)	The Form of Exercise, including the Terms and Conditions, shall be deemed an integral part of the proposal set out in this letter.

(f)	Accidental omission to despatch this letter to, or any failure to receive the same by any person to whom this letter should be sent, shall not invalidate the proposal in this letter in any way.

(g)

In the event of any conflict between this letter and the Form of Exercise and the rules of the 1998/1999 Schemes and current legislation, the rules of the 1998/1999 Schemes and legislation take precedence.

APPENDIX

The contents of this appendix are intended as a general guide to the UK taxation position in relation to the exercise of option(s) held by UK resident and ordinarily resident optionholders under the 1998/1999 Schemes through the Scheme of Arrangement process.  The tax position of options granted under other option schemes may be different; if you have options under those schemes, you should refer to the guidance contained in those letters.  This is not a full description of all the circumstances in which a tax liability may arise and is based on current law and practice.  If you are in any doubt as to your tax position or if you are subject to taxation in any jurisdiction other than the United Kingdom, you should consult an appropriate professional adviser without delay.

(1)           Exercise of option(s)

All options granted under the 1998/1999 Schemes are unapproved options and you will therefore pay income tax and employee’s National Insurance contributions on the gain of 165p per lastminute.com Share less the option exercise price. There will be no capital gains tax implications on the exercise of your unapproved option(s).

(2)           Receipt of 165p per lastminute.com share under the Articles of Association

The receipt of 165p per lastminute.com Share has no income tax or National Insurance contributions implications or capital gains tax implications as income tax will apply to the whole of the gain on the exercise of the option as in (1) above.

If you are in any doubt as to your personal tax position you should seek advice from an independent professional adviser.

lastminute.com plc

Form of Exercise (the ‘Form’) for use in connection with the 1998 Unapproved Executive Share Option Scheme and the 1999 Unapproved Executive Share Option Scheme

(the “1998/1999 Schemes”)

This Form is important and requires your immediate attention.  Before completing it, please read the accompanying letter from lastminute.com dated 8 June 2005, the Scheme Document and the Terms and Conditions carefully.  Please complete in black ink.

If the optionholder is away from home (e.g. working abroad or on holiday) please contact the optionholder by the quickest means possible.

Following completion, this Form should be returned to:

Company Secretarial Department lastminute.com plc 39 Victoria Street London SW1H 0EE or by fax to + 0870 145 9050 if you are in the UK or + 44 (0)20 7866 4050 if you are outside the UK to be received no later than 3.00pm on Friday 8 July 2005

1.             Your Details

You must insert your name, home address & your telephone no(s)

Name

Address

Work Telephone Number	Ext

Home Telephone Number

2.             Exercise of Option(s)

The attached sheet details the option(s) that you currently hold. Insert in the table below the relevant details in relation to each of your option(s) that you wish to exercise.  If you insert details of an option that you do not hold, your choice, to that extent, shall be invalid.

In completing the table you:

•      exercise your option(s) under the 1998/1999 Schemes in full conditional upon, and as soon as practicable after, the Court approving the Scheme of Arrangement;

•      accept that the resulting lastminute.com Shares will be compulsorily acquired by Travelocity Europe;

•      authorise Travelocity Europe to deduct the aggregate exercise price of your option(s) from the amount payable to you for your lastminute.com Shares; and

•      authorise Travelocity Europe to deduct any income tax, social security or other required withholdings from the amount payable to you for your lastminute.com Shares.

Insert option grant date	Insert option price per lastminute.com Share	Insert number of lastminute.com Shares under option
(Column A)	(Column B)	(Column C)

3.                            Complete the signature box (failure to do so will result in the Form being ineffective)

Signature

Name (print)

Date

Note

Signing the signature box and returning this Form is your confirmation that you want to exercise the option(s) shown above and that you agree to the terms of the letter accompanying this Form and the Terms and Conditions of this Form.  If you only sign the signature box and leave the rest of this Form blank you will be deemed to have exercised all of your option(s) with effect from, and conditional upon, the Court approving the Scheme of Arrangement.

TERMS AND CONDITIONS

1.     This Form and the choices you make will have no effect unless the Scheme of Arrangement is approved by the lastminute.com Shareholders and approved by the Court pursuant to section 425 of the Companies Act 1985.

2.     Subject to the following paragraphs, this Form will be of no effect unless it is duly completed and received by the Company Secretarial Department, lastminute.com plc, 39 Victoria Street, London, SW1H 0EE (or by fax to 0870 145 9050 if you are in the UK or + 44 (0)20 7866 4050 if you are outside the UK) no later than 3.00pm on Friday 8 July 2005.

3.     The delivery of this Form duly signed may, if lastminute.com so determines, be as effective as if it were duly completed and received despite the fact that it is not completed or received strictly in accordance with this Form and the Terms and Conditions.

4.     Your existing option certificate(s) will cease to be valid after the effective date of your election to exercise your option(s) over lastminute.com Shares.

5.     By exercising in respect of a particular option, you irrevocably:

(a)           elect to exercise that option conditional upon, and as soon as practicable after, the Court approving the Scheme of Arrangement (expected to be on 19 July 2005);

(b)           accept that the resulting lastminute.com Shares will be compulsorily acquired by Travelocity Europe;

(c)           authorise Travelocity Europe to deduct from the consideration payable to you for your lastminute.com Shares the aggregate exercise price of your option(s) and account for the same to lastminute.com; and

(d)           authorise Travelocity Europe to deduct from the consideration payable to you for your lastminute.com Shares any income tax, social security or other required withholdings (and/or to make such adjustments to your salary though payroll as lastminute.com and/or your employer deem necessary) and account for the same to lastminute.com.

6.     Your signature on this Form constitutes irrevocable authority to Travelocity Europe to send you the consideration payable for your lastminute.com Shares through the post at your risk addressed to you at the address set out under your name on this Form or, if none, to your last known address.

7.     The exercise of your option(s) using this Form shall be of no effect if:

(a)           lastminute.com in its absolute discretion in writing allows you to withdraw this Form not later than the day before the date on which the Court approves the Scheme of Arrangement pursuant to section 425 of the Companies Act 1985; or

(b)           you do not hold a valid and exercisable option at the date of exercise.

8.     If you sign this Form, but do not complete any other boxes or otherwise complete this Form incorrectly, you will be deemed to have chosen to exercise your option(s) to the maximum extent possible.

9.     lastminute.com and Travelocity Europe accept no responsibility for documentation lost or delayed in the postal system.

10.   If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser who, if you are taking advice in the United Kingdom, is duly authorised pursuant to the Financial Services and Markets Act 2000 or from an appropriately authorised independent financial adviser if you are taking advice in a territory outside the United Kingdom.

11.   The distribution of this document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions.  Any failure to comply with the restrictions may constitute a violation of the securities laws of any such jurisdiction.  This document does not constitute an offer or an invitation to purchase or subscribe for any securities or a solicitation of an offer to buy any securities pursuant to the document or otherwise in any jurisdiction in which such offer or solicitation is unlawful.

12.   If the optionholder is away from home (e.g. working abroad or on holiday) please contact the optionholder by the quickest means possible.  Alternatively, if he or she has executed a power of attorney giving sufficient authority, have this Form signed by the attorney.  In the latter case, the power of attorney (or a copy thereof duly certified in accordance with the Power of Attorney Act 1971) should be lodged with this Form.